Exhibit 10.1

07/09/2024

Robert M. Infarinato

Dear Bob,

I am pleased to offer you the position of Vice President, Chief Financial Officer with Phio Pharmaceuticals Corp. (the “Company”) reporting to the Chairman, President and Chief Executive Officer, effective August 1, 2024 (the "Effective Date"). You will receive a base salary of $180,000 annually, payable every two weeks in accordance with the regular payroll practices of the Company, as in effect from time to time. During your employment, you may be considered annually for a bonus of up to 30% in addition to your base salary. Bonus compensation in any year, if any, will be based on your performance and that of the Company, in accordance with a general bonus program to be established by the Board’s Compensation Committee.

Subject to Board of Director approval you will be eligible to be granted restricted stock units (the RSU’s) under the Phio Pharmaceuticals 2020 Long Term Incentive Plan (the Plan) for the conditional right to receive shares of Company common stock as determined by the Board of Directors. The shares subject to the RSU vest in equal annual installments over 3 years beginning on the first anniversary of grant date provided, in each case, that you remain continuously employed by the Company through such anniversary date. Each vested RSU shall be on such other terms as shall be determined by our Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of RSU agreement under the Plan. Subsequent equity awards in any year, if any, will be based in accordance with a general incentive stock program to be established by the Board’s Compensation Committee.

You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided under any other agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

You will be entitled to 20 days of paid time off (vacation days plus sick time/personal time) in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company. Paid time off may be taken at such times and intervals as you shall determine, subject to the policies of the Company, as in effect from time to time.

The offer of employment is conditioned on your signing the Company’s standard Employee Confidentiality, Non-Competition and Proprietary Information Agreement (a copy of which is attached, the "Employee Agreement"). If there are any other agreements of any type that you are aware of that may impact or limit your ability to perform your job at the Company, please let us know as soon as possible. In accepting this offer, you represent and warrant to the Company that you are not subject to any legal or contractual restrictions that would in any way impair your ability to perform your duties and responsibilities to the Company, and that all information you provided to the Company is accurate and complete in all respects.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees within three business days of hire. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

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The offer of employment contained in this letter, and your continued employment, is contingent upon and subject to a satisfactory background and reference check (which you hereby authorize), including but not limited to a confirmation of your stated credentials. It will be in the Company’s sole discretion at any time to determine the scope of the background and reference check, whether and when to conduct or update such background check and reference check and whether such check is satisfactory.

This employment offer letter is not intended to create or constitute a contract of employment for a specified term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will have the right to terminate your employment at any time, with or without notice or cause.

Please acknowledge your acceptance of this offer by returning a signed copy of this letter. This offer will remain open until July 23, 2024.

The above formalities aside, we are very excited about having you join our team. Your skills and experience are a great match with our goals, and I anticipate you being a critical part of the Company’s success.

Very truly yours,

/s/Robert Bitterman

Robert J. Bitterman

President & CEO

I accept this offer of employment with Phio Pharmaceuticals and will begin employment on the Effective Date.

Signature:	Date:

/s/ Robert M. Infarinato	7/16/2024

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EMPLOYEE AGREEMENT

I, Robert M. Infarinato, acknowledge the importance to Phio Pharmaceuticals Corp. (the “Company”) of protecting its intellectual property, confidential information and other legitimate business interests, including without limitation the valuable trade secrets and goodwill that it has developed or acquired. I also acknowledge that the Company is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its intellectual property, confidential information and industry reputation, and that the Company’s practice of obtaining agreements such as this one from its employees is both known to me and reasonable. Therefore, in consideration of my initial and/or ongoing employment with the Company, in consideration of my being granted access to goodwill, trade secrets, confidential information and other valuable assets of the Company and its Affiliates, and for other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge:

1.	Loyalty and Conflicts of Interest

1.1.	Exclusive Duty. I agree that, during my employment, I will devote my full working time and my best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of my duties and responsibilities on its behalf. I further agree not to engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during my employment with the Company, unless I have first received the express written approval of a duly authorized officer of the Company.

1.2.	Compliance with Company Policy. I agree to comply with all policies, practices and procedures of the Company and its Affiliates, as these may be implemented and/or changed by the Company or its Affiliates from time to time. Without limiting the generality of the foregoing, I acknowledge that the Company and its Affiliates may from time to time have agreements with other Persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding Intellectual Property, as defined below, created during the course of work under such agreements and/or regarding the confidential nature of such work. I agree that I will comply with and be bound by all such obligations and restrictions which the Company and its Affiliates convey to me, and that I will take all actions necessary to discharge the obligations of the Company and/or its Affiliates under such agreements.

2.	Confidentiality

2.1.	Nondisclosure and Nonuse of Confidential Information. I agree that all Confidential Information, as defined below, which I create or to which I have access as a result of my employment and other associations with the Company and its Affiliates is and shall remain the sole and exclusive property of the Company and its Affiliates. I agree that, except as required for the proper performance of my regular duties for the Company, as expressly authorized in writing in advance by the Company, or as required by applicable law, I will never, directly or indirectly, use or disclose any Confidential Information. I understand and agree that this restriction shall continue to apply after the termination of my employment or this Agreement, howsoever caused. Further, I agree to furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agree to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

2.2.	Use and Return of Documents. I agree that all documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies (including without limitation electronic), in whole or in part, thereof (the “Documents” and each individually, a “Document”), whether or not prepared by me, shall be the sole and exclusive property of the Company. Except as required for the proper performance of my regular duties for the Company and or as expressly authorized in writing in advance by the Company, I will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. I will safeguard, and return to the Company immediately upon termination of my employment, and/or at such other times as may be specified by the Company, all Documents and other property of the Company or any of its Affiliates, and all documents, records and files of its customers, subcontractors, vendors and suppliers (“Third-Party Documents” and each individually a “Third-Party Document”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in my possession or control. Provided, however, if a Document or Third-Party Document is on electronic media, I may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media (e.g., a properly formatted flash or hard drive) to the Company and delete and securely overwrite all other electronic media copies thereof. I further agree that, upon request of the Company and upon the termination of my employment, I will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents and Third-Party Documents.

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3.	Intellectual Property and Inventions

3.1.	Ownership and Licensing. I shall maintain accurate and complete contemporaneous records of, and shall immediately and fully disclose and deliver to the Company, all Intellectual Property, as defined below. I have attached hereto as Exhibit A a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior or otherwise unrelated to my employment with the Company, which belong to me and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); and, if no such list is attached, I represent and warrant that there are no such Prior Inventions. If, in the course of my employment with the Company, I incorporate into any of the Intellectual Property any Prior Inventions or any other invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest (collectively, including Prior Inventions, “Employee Inventions”), I hereby grant the Company and its Affiliates an irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Intellectual Property. All copyrightable works that I create, including without limitation computer programs and documentation, shall be considered “works made for hire” and shall, upon creation, be owned exclusively by the Company.

3.2.	Assignment of Rights.

(a) I hereby assign and agree in the future to assign to the Company (or as otherwise directed by the Company) my full right, title and interest in and to all Intellectual Property. I further agree to waive and hereby do waive all claims to moral and other rights I may have in any Intellectual Property. I agree to provide, at the Company’s request, all further cooperation which the Company determines is necessary or desirable to accomplish the complete transfer of the Intellectual Property and all associated rights to the Company, its Affiliates and any of their successors, assigns and nominees, and to ensure the Company the full enjoyment of the Intellectual Property, including without limitation executing further applications (both domestic and foreign), specifications, oaths, assignments, consents, releases, government communications and other commercially reasonable documentation, responding to corporate diligence inquiries, and providing good faith testimony by affidavit, declaration, and/or deposition, in-person or by other proper means, in support of any effort by the Company to establish, perfect, defend, or otherwise enjoy, in this or any foreign country, its rights acquired pursuant to this Agreement through prosecution of governmental filings, regulatory proceedings, litigation or other means.

(b) To the extent I cannot transfer and assign my entire right, title, and interest to the Intellectual Property, or any portion thereof, then I will assign and transfer all right, title, and interest in and to the Intellectual Property to the Company at the first opportunity to do so. To the extent that I cannot assign and transfer any of my full right, title, and interest in the Intellectual Property, then I hereby grant the Company and its Affiliates an irrevocable, worldwide, fully paid-up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Intellectual Property.

(c) If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature for any of the assignments, licenses, or other reasonably requested documents pertaining to the Intellectual Property referenced in this Section 3.2 within ten days of the delivery of said documents to me, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file said documents and to do all other lawfully permitted acts to further the perfection, defense, and enjoyment of the Company’s rights and the rights of its Affiliates relating to the Intellectual Property with the same legal force and effect as if executed by me. I stipulate and agree that such appointment is a right coupled with an interest, and will survive my incapacity or unavailability at any future time.

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(d) I understand and agree that to the extent this Agreement shall be construed in accordance with the laws of any state which preclude a requirement in an agreement such as this to assign to an employer certain classes of inventions developed by an employee, this Section 3.2 shall be interpreted to exclude any invention which a court of competent jurisdiction determines to fall within such classes.

3.3.	Delivery of Intellectual Property-Related Information. I agree that I will assign, deliver and communicate to the Company, its representatives or agents, and its successors and assigns, any know-how, facts and materials arising from or relating to Intellectual Property, including without limitation: (i) all simulations, prototypes, biological materials and other embodiments of the Intellectual Property; (ii) all drawings, blueprints, calculations, research plans and results, lab notes, workbooks, software and other records and written materials that relate to the Intellectual Property or that embody or record any know-how pertaining to the Intellectual Property; (iii) all files, documents and communications pertaining to the Intellectual Property; and (iv) evidence for patent interference purposes or for other legal proceedings whenever requested. I will not charge the Company, its successors or assigns for time spent in complying with my obligations under this Section 3.3.

3.4.	Original Work. I hereby represent and warrant that all of the product resulting from my work for the Company and its Affiliates will be original and will not infringe the rights of any third party, including without limitation intellectual property rights, such as rights pertaining to patents, trademarks, copyrights and trade secrets.

3.5.	Waiver and Indemnification. I agree that I will not, and will not permit anyone acting on my behalf to, assert against the Company, its Affiliates, and any of their successors, assigns and nominees, or any of their respective directors, shareholders, officers, managers, members, joint venturers, employees, representatives or agents (collectively, with the Company, the “Corporate Group”) any cause of action, right or claim, of any kind or nature, with respect to the Intellectual Property or any Employee Inventions, including without limitation Employee Inventions incorporated into the Intellectual Property, and I agree to indemnify and hold harmless the Corporate Group, and each of them, from any and all causes of action, rights or claims, of any kind or nature, losses, damages, costs and expenses, including without limitation attorneys’ fees, and any and all other liabilities incurred by any of the Corporate Group arising from or relating to proprietary rights in the Employee Inventions, or any of them, or resulting from my failure to meet any of my obligations under Paragraph 3 of this Agreement.

4.	Non-Competition and Other Restricted Activity

4.1.	Goodwill. I acknowledge and agree that any and all goodwill which I develop during my employment with any of the customers, prospective customers, subcontractors or suppliers of the Company or any of its Affiliates shall be the sole, exclusive and permanent property of the Company, and shall continue to be such after the termination of my employment, howsoever caused.

4.2.	Non-Competition. I agree that, during my employment and during the one (1) year period immediately following the termination of my employment for any reason (the “Restricted Period”), I will not, directly or indirectly, compete, or undertake any planning to compete, with the Company or any of its Affiliates, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise. Specifically, but without limiting the foregoing, I agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates, as conducted or in planning during my employment. A competitive business shall, without express or implied limitation, include any Person engaged in the development, manufacture, marketing or sale of any product that competes with any product developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold by the Company or any of its Affiliates while I was employed by any of them. I understand that the foregoing shall not prevent my passive ownership of one percent (1%) or less of the equity securities of any publicly traded company.

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4.3.	Non-Solicitation of Customers.

(a) I agree that, during the Restricted Period, I will not, directly or indirectly, (i) solicit, encourage or induce any customer of the Company or any of its Affiliates to terminate or diminish its business relationship or patronage with the Company or such Affiliate; or (ii) seek to persuade or induce any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or such Affiliate.

(b) The restrictions in this Section 4.3 shall apply (i) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one-year period or whose business has been solicited on behalf of the Company or any of its Affiliates by any of its officers, employees or agents within said one-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if I have performed work for such Person during my employment with the Company or any of its Affiliates or have been introduced to, or otherwise had contact with, such Person as a result of my employment or other associations with the Company or any of its Affiliates or have had access to Confidential Information which would assist in the solicitation of such Person.

4.4.	Non-Solicitation/Non-Hiring of Employees and Independent Contractors. I agree that, during the Restricted Period, I will not, and will not directly or indirectly assist anyone else to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade or induce any employee of the Company to discontinue employment with the Company or such Affiliate, or (b) engage or solicit for engagement any independent contractor providing services to the Company or any of its Affiliates, or solicit, encourage or induce any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its business relationship with the Company or such Affiliate. For the purposes of this Agreement, an “employee” or “independent contractor” of the Company or any of its Affiliates is any person who is or was such at any time within the preceding twelve-month period.

4.5.	Notice of New Address and Employment. During the Restricted Period, I will notify the Company in writing of any change in my address and of each new job or other business activity in which I plan to engage at least two weeks prior to beginning such job or activity. Such notice shall state the name and address of any new employer and the nature of my position. I further agree to provide the Company with any other pertinent information concerning such business activity as the Company may reasonably request in order to determine my continued compliance with my obligations under this Agreement. I agree to notify my new employer(s) of my obligations under this Agreement, and hereby consent to notification by the Company to my new employer(s) concerning my obligations under this Agreement.

4.6.	Acknowledgement of Reasonableness; Remedies. In signing this Agreement, I give the Company assurance that I have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on me under this Agreement. I agree without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate business interests of the Company or its Affiliates, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent me from obtaining other suitable employment during the period in which I am bound by them. I agree that I will never assert, or permit to be asserted on my behalf, in any forum, any position contrary to the foregoing. I also acknowledge and agree that, were I to breach any of the provisions of this Agreement, the harm to the Company or its Affiliates would be irreparable. I therefore agree that, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with securing any relief hereunder. Without limiting the generality of the foregoing, I agree that, in the event of my breach of any of the provisions of this Agreement, the Company shall have the immediate right to terminate any stock option or other equity award awarded to me by the Company, notwithstanding anything to the contrary in any applicable grant document, stock option plan, and any other applicable agreements and plans. I further agree that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Finally, I agree that the Restricted Period shall be tolled, and shall not run, during any period of time in which I am in violation of the terms thereof, in order that the Company shall have all of the agreed-upon temporal protection recited herein.

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5.	Exit Interview

I agree that, at the time my employment ends, I will participate in an exit interview conducted by a designated representative of the Company, and that I will otherwise cooperate with the Company to assure a smooth transition of my duties and responsibilities. If requested to do so by the Company, either during or after my employment with the Company, I agree to sign a termination certificate in the form attached hereto as Exhibit B, in which I confirm that I have complied with the requirements of this Agreement and that I am aware that certain restrictions imposed upon me by this Agreement continue after the termination of my employment at the Company. I understand, however, that my rights and obligations under this Agreement will continue even if I do not sign a termination certificate.

6.	Definitions

Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this paragraph and as provided elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

“Confidential Information” means any and all information of the Company or any of its Affiliates, whether or not in writing, that is not generally known by others with whom the Company or any of its Affiliates competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Company or any of its Affiliates, including but not limited to (a) all proprietary information of the Company and any of its Affiliates, including but not limited to the information concerning the products, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company or an Affiliate, (b) information concerning the reagents, chemical compounds, cell lines or subcellular constituents, organisms or other biological materials of the Company and any of its Affiliates (including samples of any of them), (c) the development, research, testing, marketing and financial activities and strategic plans of the Company or an Affiliate, (d) the manner in which the Company or an Affiliate operates, (e) the costs and sources of supply of the Company or an Affiliate, (f) the identity and special needs of the customers, prospective customers and subcontractors of the Company or an Affiliate, and (g) the people and organizations with whom the Company or an Affiliate has business relationships and the substance of those relationships. Without limiting the generality of the foregoing, Confidential Information shall specifically include: (i) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets, and technology grids; (ii) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (iii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by the Company or an Affiliate. Confidential Information also includes any information that the Company or an Affiliate may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed.

“Intellectual Property” means inventions, improvements, modifications, technologies, biological materials, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable, copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by me (whether alone or with others, and whether or not during normal business hours or on or off Company premises) during the period of my employment that relate in any way to the business or products of the Company or an Affiliate, or to any prospective activity of the Company or an Affiliate, or which make use of the Confidential Information of facilities or equipment of the Company or an Affiliate.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company and its Affiliates.

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7.	Compliance with Other Agreements and Obligations

I represent and warrant that my employment by the Company and the execution and performance of this Agreement will not breach or be in conflict with any other agreement to which I am a party or am bound, and that I am not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of my obligations hereunder or my duties and responsibilities to the Company, except as I have disclosed in writing to the Company no later than the time I return an executed copy of this Agreement. I will not disclose to or use on behalf of the Company or an Affiliate, or induce the Company to possess or use, any confidential or proprietary information of any previous employer or other third party without that party’s consent.

8.	Entire Agreement; Severability; Modification

This Agreement sets forth the entire agreement between me and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof. Provided, however, this Agreement shall not terminate or supersede any additional obligations I may have pursuant to any other agreement or under applicable law with respect to confidentiality, non-competition, assignment of rights to intellectual property or the like. In the event of conflict between this Agreement and any prior agreement between me and the Company, this Agreement shall govern. The provisions of this Agreement are severable, and no breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, shall operate to excuse my obligation to fulfill the requirements of Sections 2, 3 and 4 hereof. No deletion, addition, marking, notation or other change to the body of this Agreement shall be of any force or effect, and this Agreement shall be interpreted as if such change had not been made. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and an expressly authorized officer of the Company. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purpose of other surviving provisions. It is agreed and understood that no changes to the nature or scope of my employment relationship with the Company shall operate to extinguish my obligations hereunder or require that this Agreement be re-executed.

9.	Assignment

Neither the Company nor I may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without my consent (a) in the event that I am transferred to a position with one of the Company’s Affiliates or (b) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any Person or transfer to any Person all or substantially all of the business, properties or assets of the Company or any division or line of business of the Company with which I am at any time associated. This Agreement shall inure to the benefit of and be binding upon me and the Company, and each of our respective successors, executors, administrators, heirs, representatives and permitted assigns.

10.	At-Will Employment

I acknowledge and agree that this Agreement does not in any way obligate the Company to retain my services for a fixed period or at a fixed level of compensation; nor does it in any way restrict my right or that of the Company to terminate my employment at any time, at will, with or without notice or cause.

11.	Successors

I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company, and any successor or permitted assign to whose employ I may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer.

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12.	Choice of Law and Consent to Jurisdiction

This is a Massachusetts contract and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. In the event of any alleged breach of this Agreement, I hereby consent and submit to the jurisdiction of the federal and state courts in and of the Commonwealth of Massachusetts, and of the federal and state courts in and of the state in which I am then employed. I agree to accept service of process by registered or certified mail or the equivalent directed to my last known address on the books of the Company, or by whatever other means are permitted by such court.

13.	Acknowledgement of Understanding

In signing this Agreement, I give the Company assurance that I have read and understood all of its terms; that I have had a full and reasonable opportunity to consider its terms and to consult with any person of my choosing before signing; that I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement; and that I have signed this Agreement knowingly and voluntarily.

Intending to be legally bound hereby, I have signed this Agreement under seal as of the day and year written below.

Signature: /s/ Robert Infarinato________________

Printed Name: Robert M. Infarinato____________

Date: 7/16/2024____________________________

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